                                                               EXHIBIT NO. 2.12
                                                               [EXECUTION COPY]

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                           GOODWILL PURCHASE AGREEMENT

                                  by and among

                             GARDNER H. ALTMAN, JR.

                              STANLEY D. LEBAKKEN,

                              CHARLES R. LUNDGREN,

                                       and

                       COMMUNICOR TELECOMMUNICATIONS, INC.



                            Dated as of May 10, 2000



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                                TABLE OF CONTENTS


                                                                                             Page
ARTICLE I

         CERTAIN DEFINITIONS..................................................................1

         1.1      Definitions.................................................................1

ARTICLE II

         PURCHASE AND SALE OF THE GOODWILL....................................................3
         2.1      Purchased Goodwill..........................................................3
         2.2      No Liabilities Assumed......................................................3
         2.3      Closing Transactions........................................................3
         2.4      Purchase Price..............................................................4

ARTICLE III

         CONDITIONS TO CLOSING................................................................4
         3.1      Conditions to Buyer's Obligations...........................................4
         3.2      Conditions to the Sellers'Obligations.......................................5

ARTICLE IV

         [Intentionally Omitted]..............................................................6

ARTICLE V

         REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS................................6
         5.1      Capacity and  Power.........................................................6
         5.2      Authorization; Noncontravention.............................................6
         5.3      Condition of Purchased Goodwill.............................................7
         5.4      Litigation..................................................................7
         5.5      Disclosure..................................................................7



ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF BUYER..............................................7
         6.1      Organization and Power......................................................7
         6.2      Authorization...............................................................7
         6.3      No Violation................................................................8
         6.4      Governmental Authorities and Consents.......................................8
         6.5      Litigation..................................................................8

ARTICLE VII

         [Intentionally Omitted]..............................................................8

ARTICLE VIII

         ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING.......................................8
         8.1      Survival of Representations and Warranties..................................8
         8.2      Indemnification.............................................................9
         8.3      Expenses....................................................................9
         8.4      Specific Performance........................................................9
         8.5      Arbitration Procedure.......................................................9
         8.6      Further Assurances.........................................................11
         8.7      Confidentiality............................................................11
         8.8      Sales and Transfer Taxes...................................................11
         8.9      Transition Assistance......................................................11
         8.10     ...........................................................................11

ARTICLE IX

         MISCELLANEOUS.......................................................................14
         9.1      Amendment and Waiver.......................................................14
         9.2      Notices....................................................................14
         9.3      Successors and Assigns.....................................................15
         9.4      Severability...............................................................16
         9.5      Interpretation.............................................................16
         9.6      Captions...................................................................16
         9.7      No Third-Party Beneficiaries...............................................16
         9.8      Complete Agreement.........................................................16
         9.9      Counterparts...............................................................17
         9.10     Delivery by Facsimile......................................................17
         9.11     Governing Law..............................................................17

                           GOODWILL PURCHASE AGREEMENT

                  THIS GOODWILL PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of May 10, 2000, by and among Gardner H. Altman, Jr. ("ALTMAN") Stanley D. Lebakken ("LEBAKKEN") and Charles R. Lundgren ("LUNDGREN") (each a "SELLER" and collectively, the "SELLERS"), and Communicor Telecommunications, Inc. a Delaware corporation ("BUYER").

                  WHEREAS, Buyer has entered into an Asset Purchase Agreement ("COMPANY ACQUISITION AGREEMENT") dated of even date herewith by and among Communicor Corporation-USA, an Arizona corporation (the "COMPANY"), and certain other parties pursuant to which Buyer shall purchase certain assets related to the business of the Company.

                  WHEREAS, each of the Sellers has developed personal goodwill associated with the Sellers' longstanding customer relationships with U.S. West, Time Warner, Media One and certain other customers (collectively, the "SYSTEM OWNERS"), which have existing contractual relationships with the Company or its Affiliates; and

                  WHEREAS, subject to the terms and conditions set forth in this Agreement, upon the consummation of Buyer's acquisition of certain assets of the Company pursuant to the Company Acquisition Agreement, Buyer desires to purchase from the Sellers and the Sellers desire to sell to Buyer the individual goodwill associated with the Sellers' personal customer relationships with the System Owners.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.1 DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Company Acquisition Agreement. For purposes of this Agreement, where portions of the Company Acquisition Agreement are incorporated herein by reference, all references to "Seller," "Principals" or "Seller Parties" in the Company Acquisition Agreement shall be deemed to be references to the Sellers as defined herein and all references to Buyer or Buyer Parties in the Company Acquisition Agreement shall be deemed to be references to Buyer as defined herein. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

                  "AFFILIATED GROUP" means an affiliated group as defined in
Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Sellers or any of their Subsidiaries is or has been a member.

                  "CONFIDENTIAL INFORMATION" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, financial condition and results (whether historical or projected), products, services or research or development of the Sellers or their Affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Sellers' or any of their Subsidiaries' suppliers, distributors, customers, independent contractors or other business relations and their confidential information;
(iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other intellectual property rights.

                  "SELLER REPRESENTATIVE" means Gardner H. Altman, Jr.

                  "TAX" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Sellers or any of their Affiliates for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Sellers or any of their Affiliates for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.


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

                  "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                                   ARTICLE II

                        PURCHASE AND SALE OF THE GOODWILL

          2.1 PURCHASED GOODWILL. On the terms and subject to the conditions set forth in this Agreement and in connection with the transactions contemplated by the Company Acquisition Agreement, Buyer shall purchase from each of the Sellers, and each of the Sellers shall sell, convey, assign, transfer and deliver to Buyer on the Closing Date, all of such Seller's right, title and interest in his goodwill and all intangible assets associated with his longstanding relationships with the System Owners (the "PURCHASED GOODWILL"). Each of the Sellers agrees to use his best efforts to cause the System Owners to maintain and enter into new contractual relationships with Buyer and its Subsidiaries on terms that are similar to the contracts currently in place with the Company.

          2.2 NO LIABILITIES ASSUMED. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or in any way become liable for any debts, liabilities or obligations of any nature whatsoever of any of the Sellers, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Purchased Goodwill and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted.

          2.3 CLOSING TRANSACTIONS.

                  (a) CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place as set forth in Section
2.3 of the Company Acquisition Agreement.

                  (b) DELIVERIES. At the Closing:

                           (i) Buyer shall pay to each of the Sellers an amount equal to the consideration specified in Section 2.4(a) below by wire transfer of immediately available funds to the account designated by each Seller;

                           (ii) the Sellers shall convey all of the Purchased Goodwill to Buyer and shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment and conveyance and all other instruments of conveyance which are necessary or desirable to effect the transfer to Buyer of the Purchased Goodwill; and

                           (iii) each of the Sellers and Buyer, as applicable, shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such party under Article III below.

          2.4 PURCHASE PRICE.

                  (a) The aggregate purchase price to be paid for the Purchased Goodwill (the "PURCHASE PRICE") shall be an amount equal to $5,610,000 in cash. The Purchase Price shall be allocated 1/3 to each of the Sellers.

                  (b) At the Closing, Buyer shall pay to the Sellers in the manner described in clause (i) of Section 2.3(b) above an amount equal to the Purchase Price.

                                   ARTICLE III

                              CONDITIONS TO CLOSING

          3.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of all of the following conditions on or prior to the Closing
Date:

                  (a) Satisfaction of all of the conditions listed in Section
3.1 of the Company Acquisition Agreement;

                  (b) The representations and warranties in Article V hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Article V hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, and each of the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by each of the Sellers hereunder prior to the Closing;

                  (c) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to use the Purchased Goodwill, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect; and

                  (d) At the Closing, the Sellers shall have delivered to Buyer (i) a certificate signed by each of the Sellers, dated the date of the Closing, stating that the conditions specified in subsections (a) through (c) above have been satisfied as of the Closing; and (ii) such other documents or instruments as are required to be delivered by the Sellers at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

                  All proceedings to be taken by the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer and its special counsel. Any condition specified in this Section 3.1 may be waived by Buyer if such waiver is set forth in a writing duly executed by Buyer.

          3.2 CONDITIONS TO THE SELLERS' OBLIGATIONS. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the
Closing:

                  (a) The representations and warranties made in Article VI hereof shall be true and correct in all material respects at and as of the Closing Date, and Buyer shall have performed in all material respects all the covenants and agreements required to be performed by Buyer hereunder prior to the Closing;

                  (b) Satisfaction of all of the conditions listed in Section
3.2 of the Company Acquisition Agreement;

                  (c) No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority wherein an unfavorable injunction, judgment, order, decree or ruling would
(i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be in effect; and

                  (d) At the Closing, Buyer shall have delivered to the Seller Representative (i) a certificate signed by Buyer, dated the date of the Closing, stating that the conditions specified in subsection (a) above have been satisfied, (ii) certified copies of the resolutions of Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (iii) good standing certificates for Buyer for each jurisdiction in which Buyer is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date, and (iv) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof or that the Sellers reasonably request prior to the Closing Date to effect the transactions contemplated hereby.

                  All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by the Sellers shall be reasonably satisfactory in form and substance to the Seller Representative. Any condition specified in this Section 3.2 may be waived if such waiver is set forth in a writing duly executed by the Seller Representative.

                                   ARTICLE IV

                             [Intentionally Omitted]


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE SELLERS

         As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Sellers hereby jointly and severally represent and warrant to Buyer, subject to Section 8.2 of the Company Acquisition Agreement, that:

          5.1 CAPACITY AND POWER. Each Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which each Seller is a party and to perform his obligations hereunder and thereunder.

          5.2 AUTHORIZATION; NONCONTRAVENTION. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a valid and binding obligation of each of the Sellers, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which any Seller is a party, when executed and delivered by such Seller, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms. The execution and delivery by the Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which any Seller is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, or any law, statute, rule or regulation to which any of the Sellers is subject, or any agreement, instrument, license, permit, order, judgment or decree to which any Seller is subject. None of the Sellers is a party to or bound by any written or oral agreement or understanding with respect to the Purchased Goodwill.

          5.3 CONDITION OF PURCHASED GOODWILL. Each of the Sellers reasonably believes that he will be able to cause the System Owners to maintain and enter into new contractual relationships with Buyer on terms that are similar to the contracts currently in place with the Company. Since October 31, 1999, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have an adverse affect on the Purchased Goodwill.

          5.4 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to any Seller's knowledge, threatened against or affecting any of the Sellers, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect any of the Purchased Goodwill, any Seller's performance under this Agreement or the consummation of the transactions contemplated hereby.

          5.5 DISCLOSURE. Neither this Article V nor any of the written statements, documents, certificates or other items prepared and supplied to Buyer or its Affiliates by or on behalf of any Seller in connection with the transactions contemplated hereby, when taken together as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which any Seller has not disclosed to Buyer in writing and of which any of the Company's shareholders, officers, directors or executive employees is aware which has had or would reasonably be expected to have a material adverse effect.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Sellers, subject to Section 8.2 of the Company Acquisition Agreement, as follows:

          6.1 ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to do business in every jurisdiction in which its ownership of properties or conduct of business requires it to qualify, except for those jurisdictions where the failure to be so qualified, would not have a material adverse effect on Buyer. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          6.2 AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer and no other corporate act or proceeding on the part of Buyer, its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

          6.3 NO VIOLATION. Buyer is not subject to nor obligated under its certificate of incorporation or by-laws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          6.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

          6.5 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE VII

                             [Intentionally Omitted]


                                  ARTICLE VIII

                 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

          8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing as follows:

                  (a) the representations and warranties in the first and last sentences of Section 5.2 (Authorization; Noncontravention), Section 5.3 (Condition of Purchased Goodwill), and the last sentence of Section 6.2 (Authorization) shall not terminate; and

                  (b) all other representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall terminate on the second anniversary of the Closing;

PROVIDED THAT any representation or warranty in respect of which indemnity may be sought, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party's officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder. The parties acknowledge that indemnification hereunder with respect to the breach of any covenant or agreement contained herein, including any breach of any covenant or agreement contained in this Article VIII, shall not be subject to any time or other limitations.

          8.2 INDEMNIFICATION. All indemnification under this Agreement with respect to the breach of any of the representations, warranties, covenants or agreements contained herein shall be governed by Section 8.2 of the Company Acquisition Agreement.

          8.3 EXPENSES. Except as otherwise provided herein, each of the Sellers and Buyer shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of his or its obligations hereunder and the consummation of the transactions contemplated hereby.

          8.4 SPECIFIC PERFORMANCE. Each of the Sellers and Buyer acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the Sellers and Buyer agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

          8.5 ARBITRATION PROCEDURE.

                  (a) Each of Buyer and the Sellers agrees that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of this Article VIII (the "DISPUTES") following the Closing; PROVIDED THAT nothing in this Section 8.5 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The parties hereby acknowledge and agree that, except as otherwise provided in this Section 8.5 or in the Rules for Non-Administered Arbitration of Business Disputes (the "RULES") promulgated by the Center for Public Resources Institute for Dispute Resolutions (the "INSTITUTE") as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the United States Arbitration Act, 9 U.S.C. Section 1 ET. SEQ.

                  (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after the delivery of such notice, the party delivering such notice of Dispute (the "DISPUTING PERSON") may thereafter commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "NOTICE OF ARBITRATION"). Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein. The Arbitrator shall permit and facilitate such discovery as the party initiating such claim shall reasonably request. Buyer and the Seller Representative shall mutually agree upon one arbitrator to resolve any Dispute pursuant to the procedures set forth in this Section 8.5 and the Rules.

                  (c) The arbitrator selected pursuant to Section 8.5(b) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000 and if the Sellers contest only $500 of the amount claimed by Buyer, and if the arbitrator ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 DIVIDED BY 500) to Sellers and 40% (i.e., 200 DIVIDED BY 500) to Buyer.

                  (d) The arbitration shall be conducted in Washington, D.C. under the Rules as in effect from time to time. The arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the "FINAL DETERMINATION") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

                  (e) Buyer or the Sellers may enforce any Final Determination in any state or federal court of competent jurisdiction. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

          8.6 FURTHER ASSURANCES. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Each of the Sellers acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Purchased Goodwill.

          8.7 CONFIDENTIALITY. Each Seller agrees not to disclose or use at any time (and each Seller shall cause each of his or its Affiliates not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is directly related to and required by the performance of such Seller's duties to the Company or its Subsidiaries as an officer or employee. Each Seller further agrees to take all appropriate steps (and to cause each of his Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Seller or any Affiliates of a Seller is required by law to disclose any Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Seller shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law.

          8.8 SALES AND TRANSFER TAXES. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing, withholding and similar taxes that may be imposed on the sale and transfer of the Purchased Goodwill (including any stamp, duty or other tax chargeable in respect of any instrument transferring property), together with any and all penalties, interest and additions to tax with respect thereto, shall be paid by the Sellers. Buyer and each of the Sellers shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such taxes described in the immediately preceding sentence. Buyer and each of the Sellers shall cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.

          8.9 TRANSITION ASSISTANCE. In connection with the acquisition of the Purchased Goodwill by Buyer, each Seller shall, pursuant to an employment agreement or consulting agreement, as the case may be and as attached to the Company Acquisition Agreement, provide certain transition services to Buyer in order to ensure the uninterrupted continuation of the Business, including introducing Buyer personnel to decision-makers and key employees of the System Owners.

          8.10 NON-COMPETITION; NON-SOLICITATION.

                  (a) Each Seller hereby acknowledges that he is familiar with the Company's and its Affiliates' Business and trade secrets and with other Confidential Information and will receive substantial direct benefits under this Agreement and indirect benefits from the consummation of the transactions contemplated by the Company Acquisition Agreement. Each Seller acknowledges and agrees that the Buyer and its Subsidiaries would be irreparably damaged if he were to provide services to or otherwise participate in the business of any Person competing with the Business acquired by Buyer pursuant to the Company Acquisition Agreement and the agreements contemplated thereby and that any such competition by such Seller would result in a significant loss of goodwill acquired by the Buyer. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 8.10 were a material inducement to Buyer to enter into this Agreement and the Company Acquisition Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this Section 8.10. Therefore, each Seller agrees, in further consideration of the amounts to be paid hereunder for the Purchased Goodwill, that until the fifth anniversary of the Closing, such Seller shall not (and shall cause his Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any business engaged directly or indirectly in the Business; PROVIDED THAT nothing herein shall prohibit a Seller from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. For purposes of this Agreement, "RESTRICTED TERRITORIES" shall mean the United States of America. Each Seller acknowledges that the Business purchased by Buyer hereunder has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the Purchased Goodwill and the goodwill of the Business being sold pursuant to the Company Acquisition Agreement.

                  (b) No Seller may (and each Seller shall cause his Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Buyer or any of its Subsidiaries or Affiliates to leave the employ of the Buyer or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between the Buyer or any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of the Buyer or any of its Subsidiaries or Affiliates at any time during the 12-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 8.10(b) that any such hiring within such 12-month period is in violation of clause (i) above), or (iii) for so long as any Seller has continuing obligations under Section 8.10(a) above, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries or Affiliates (including any Person that was a customer, supplier or other material business relation of the Buyer or any of its Subsidiaries or Affiliates at any time during the 12-month period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Buyer or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Buyer or any of its Subsidiaries or Affiliates (including making any negative statements or communications about the Buyer or any of its Subsidiaries or Affiliates).

                  (c) If, at the time of enforcement of the covenants contained in this Section 8.10 (the "RESTRICTIVE COVENANTS"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the Purchased Goodwill and the goodwill of the Company's and its Affiliates' business and the substantial investment in the Business purchased by Buyer under the Company Acquisition Agreement. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by him in connection with the sale by such Seller of the Purchased Goodwill pursuant to this Agreement, and the sale of the Business and the goodwill of the Business pursuant to the Company Acquisition Agreement, and not directly or indirectly in connection with such Seller's employment or other relationship with the Company or Buyer or any of their Affiliates.

                  (d) If any Seller or an Affiliate of any Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer or its Affiliates at law or in equity:

                           (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer; and

                           (ii) the right and remedy to require any Seller to account for and pay over to the Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

                           (iii) In the event of any breach or violation by any Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

                  (e) Nothing in this Agreement shall restrict in any way the full and unencumbered right of Altman or his Affiliates to provide, directly or indirectly, the following services in the telecommunications industry: (i) factoring accounts receivable and work in progress financing, (ii) general secured and unsecured lending, (iii) insurance coverage, including surety coverage, as principal and agent, or (iv) legal services.

                                   ARTICLE IX

                                  MISCELLANEOUS

          9.1 AMENDMENT AND WAIVER. This Agreement may be amended, and any provision of this Agreement may be waived; PROVIDED THAT any such amendment or waiver will be binding upon any Seller only if such amendment or waiver is set forth in a writing executed by such Seller, and any such amendment or waiver will be binding upon the Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

          9.2 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Sellers and Buyer shall be sent to the addresses indicated below:

NOTICES TO THE SELLERS AND SELLER REPRESENTATIVE:

P.O. Box 35884
Fayetteville, NC 28303
Attn:    Gardner H. Altman, Jr.
Telecopy: (910) 484-5853

WITH COPIES TO (WHICH SHALL NOT CONSTITUTE NOTICE TO THE SELLERS OR SELLER REPRESENTATIVE)

Murnane, Conlin, White & Brandt
1800 Piper Jaffray Plaza
444 Cedar Street
St. Paul, MN 55101
Attn:    John E. Brandt
Telecopy:            (651) 223-5199

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309-3424
Attn:    Joe T. Taylor
Telecopy:            (404) 881-4777

NOTICES TO THE BUYER:

Communicor Telecommunications, Inc.
6303 Blue Lagoon Drive
Suite 305
Miami, FL 33126
Attn:    Ismael Perera
Telecopy:            (305) 266-0875

WITH COPIES TO (WHICH SHALL NOT CONSTITUTE NOTICE TO THE BUYER):

First Chicago Equity Capital
55 West Monroe Street
16th Floor
Chicago, IL 60670
Attn:    Burton E. McGillivray
Telecopy:            (312) 732-7483

Saunders Karp & Megrue
262 Harbor Drive
Stamford, CT 06902
Attn:    Timothy B. Armstrong
Telecopy:            (203) 708-6677

Kirkland & Ellis
200 East Randolph
Chicago, IL 60601
Attn:    Ted H. Zook
         E. Paul Quinn
Telecopy:            (312) 861-2200

          9.3 SUCCESSORS AND ASSIGNS. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Seller prior to or after the Closing, without the prior written consent of Buyer. Buyer may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto. In addition, Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Company in any form of transaction without the consent of any of the other parties hereto. Buyer may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security.

          9.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          9.5 INTERPRETATION. The headings and captions used in this Agreement, in any Schedule hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule hereto, and all provisions of this Agreement and the Schedules hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word "including" herein shall mean "including without limitation" and, unless the context otherwise required, "neither," "nor," "any," "either" and "or" shall not be exclusive. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          9.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

          9.7 NO THIRD-PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

          9.8 COMPLETE AGREEMENT. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the Purchased Goodwill and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

          9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

          9.10 DELIVERY BY FACSIMILE. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

          9.11 GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Minnesota without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Minnesota.

                          *    *    *    *    *

                  IN WITNESS WHEREOF, the parties hereto have executed this Goodwill Purchase Agreement on the date first written above.

                                            COMMUNICOR TELECOMMUNICATIONS, INC.


                                            By:_________________________________
                                            Name:
                                            Title:


                                            ____________________________________
                                            Gardner H. Altman, Jr.


                                            ____________________________________
                                            Stanley D. Lebakken


                                            ____________________________________
                                            Charles R. Lundgren